Exhibit 10.30

BRYN MAWR BANK CORPORATION

RESTRICTED STOCK AGREEMENT FOR EMPLOYEES

(SERVICE/PERFORMANCE BASED)

SUBJECT TO THE 2010 LONG TERM INCENTIVE PLAN

Grantee:	Francis J. Leto

Date of Grant:	January 10, 2011

Target Number:	9,000 shares

Restricted Period:	January 10, 2011 to January 10, 2014

Performance Goal:	The Corporation’s annual wealth revenue, wealth pre-tax margin and subjective criteria as set forth on Exhibit A hereto

AGREEMENT, dated as of the Date of Grant set forth above by and between BRYN MAWR BANK CORPORATION (the “Corporation”) and the Grantee named above (the “Grantee”).

1. The Plan. This Agreement is subject to the terms and conditions of the Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan (the “Plan”) as approved by the Board of Directors of the Corporation on February 26, 2010 and by the Corporation’s shareholders on April 28, 2010. Except as otherwise specified herein, all capitalized terms used in this Agreement shall have the meanings given to them in the Plan. The term “Corporation” as used in this Agreement with reference to employment shall include employment with any Subsidiary of the Corporation.

2. Grant of Restricted Stock.

a. Subject to the terms and conditions of the Plan and this Agreement, the Corporation’s Compensation Committee (“Compensation Committee”) hereby grants to the Grantee the Target Number of shares of its Common Stock set forth above (the “Restricted Stock”) and an opportunity to earn up to one hundred and fifty percent (150%) of the Target Number upon over performance (“Over Performance Shares”).

b. Upon execution of this Agreement by the Grantee, the Corporation will cause the issuance of the Restricted Stock to Grantee subject to the terms and conditions of this Agreement and the Plan. Restricted Stock (and any dividends earned thereon) will be held by the secretary of the Corporation as escrow agent (“Escrow Agent”). The certificate or certificates representing such shares of Restricted Stock (and any dividends earned thereon) will not be delivered by the Escrow Agent to the Grantee unless and until the shares of Restricted Stock are vested and all other terms and conditions in this Agreement have been satisfied. The Escrow Agent may, in its discretion, elect to enter into alternative arrangements for the escrow of the shares of Restricted Stock if, in the Escrow Agent’s discretion, such shares are issued in book entry form.

c. The certificate or certificates representing the Restricted Stock will contain the following legend: “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) set forth in the Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan and an agreement entered into between the registered owner and the Bryn Mawr Bank Corporation. Release from such terms and conditions will be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file with the office of the corporate secretary of Bryn Mawr Bank Corporation.”

d. If a book entry system is used with respect to the issuance of Restricted Stock, appropriate notations of forfeiture possibility and transfer restrictions will be made on the system with respect to the account or accounts to which the Restricted Stock are credited.

e. Upon vesting of the Restricted Stock and satisfaction of all of the other terms and conditions in this Agreement, the Corporation will cause replacement stock certificate(s) without the restrictive legend referred to in subsection 2. c. above to be issued and delivered to Grantee as soon as practicable and shall cause any Over Performance Shares to be issued and delivered to Grantee.

3. Terms and Conditions. The Grant is subject to the following terms and conditions:

a. Restricted (Vesting) Period. The period of time during which the transfer of shares of Restricted Stock and the right to receive Over Performance Shares is restricted is from the Date of Grant to January 10, 2014 (the “Restricted Period”) The time period restriction will lapse and Restricted Stock and any Over Performance Shares will vest upon expiration of the applicable Restricted Period and achievement of the Performance Goals as defined in subsection 3. b. and Exhibit A, but only if the Grantee remains continuously employed by the Corporation through the end of the applicable Restricted Period or as otherwise provided herein.

b. Performance Goals. The Restricted Stock is issued and the Restricted Stock and Over Performance Shares are subject to the performance goals (“Performance Goals”) set forth on Exhibit A and shall only vest if the Performance Goals are achieved and the timing restrictions set forth in subsection 3. a. have lapsed. The Compensation Committee shall determine whether the Performance Goals have been achieved in accordance with Exhibit A attached hereto. The Compensation Committee shall determine within 75 days after January 10, 2014 whether the Performance Goals have been achieved in accordance with Exhibit A attached hereto. Any fractional shares resulting from the application of the percentages in the Table set forth on Exhibit A hereto shall be rounded to the nearest whole numbers of shares. No vesting shall be deemed to occur unless and until the Compensation Committee certifies in writing which Performance Goals have been achieved. The Compensation Committee shall make such certification no later than 75 days after January 10, 2014. The date on which the Compensation Committee certifies whether a Performance Goal has been achieved that results in the vesting of some or all of the Restricted Stock and/or Over Performance Shares is referred to in this Agreement as the “Vesting Date”.

c. Prohibition Against Sale, Assignment, Etc. Unvested Restricted Stock and the right to receive Over Performance Shares may not be sold, assigned or transferred, except by Will or by the laws of descent and distribution, and may not be pledged, hypothecated or otherwise encumbered.

d. Rights as a Shareholder. Grantee will have all of the rights and privileges of a shareholder with respect to the Restricted Stock including, but not limited to, the right to vote the Restricted Stock.

e. Dividends. At the time of delivery of the Restricted Stock pursuant to paragraph 2. e. above, the Corporation shall also pay to Grantee an amount equal to the aggregate amount of all dividends paid by the Corporation between January 10, 2011 and the date of such delivery with respect to the number of shares of Restricted Stock so delivered or issued, less an amount equal to the Corporation’s federal, state and local or other income and employment tax withholding obligations with respect to the income recognized by the Grantee as a result of such payment.

4. Forfeiture.

a. Forfeiture. All Restricted Stock and the right to receive any Over Performance Shares that have not vested at the Vesting Date in accordance with subsections 3. a. and 3. b. and Exhibit A attached hereto shall be forfeited in their entirety and such Restricted Stock shall be automatically transferred to and reacquired by the Corporation at no cost to the Corporation. Grantee hereby appoints the Escrow Agent as Grantee’s attorney-in-fact with irrevocable power and authority to take any action and execute all documents, including stock powers, which may be necessary to transfer the unvested Restricted Stock to the Corporation upon determination of forfeiture.

b. Forfeiture of Unvested Restricted Stock and Over Performance Shares and Payment to the Corporation for Vested Restricted Stock and Over Performance Shares If Grantee Engages in Certain Activities. The provisions of this subsection 4. b. will apply to all Restricted Stock and the right to receive Over Performance Shares granted to Grantee under the Plan. If, at any time during the Restricted Period, or (ii) two (2) years after termination of, or leaving, Grantee’s employment with the Corporation, Grantee engages in any activity inimical, contrary or harmful to the interests of the Corporation including, but not limited to (A) conduct related to Grantee’s employment for which either criminal or civil penalties against Grantee may be brought, (B) violation of the Corporation’s policies including, without limitation, the Corporation’s insider trading policy, (C) soliciting of any customer of the Corporation for business which would result in such customer terminating their relationship with the Corporation; soliciting or inducing any individual who is an employee or director of the Corporation to leave the Corporation or otherwise terminate their relationship with the Corporation, (D) disclosing or using any confidential information or material concerning the Corporation, or (E) participating in a hostile takeover attempt, then (x) all shares of Restricted Stock and the right to receive Over Performance Shares that have not vested effective as of the date on which Grantee engages in such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, shall be forfeited in their entirety and all such shares of Restricted Stock shall be automatically transferred to and acquired by the Corporation at no cost to the Corporation, and (y) for any Restricted Stock and Over Performance Shares which have vested and been delivered to Grantee, the Grantee shall pay to the Corporation the market value of the Restricted Stock and Over Performance Shares on the date of the grant or the day Grantee engages in such activity, whichever is greater. The term “confidential information” as used in this Agreement includes, but is not limited to, records, lists, and knowledge of the Corporation’s clients, methods of operation, processes, trade secrets, methods of determination of prices, prices or fees, financial condition, profits, sales, net income, and indebtedness, as the same may exist from time to time.

c. Compensation Committee Discretion. Grantee may be released from Grantee’s obligations under subsections b. and c. of this section 4 only if the Compensation Committee, or its duly appointed agent, determines in its sole discretion that such action is in the best interest of the Corporation.

5. Death or Disability. In the event the Grantee shall cease to be an employee by reason of: a transfer of the Grantee in a spinoff; or death; or total and permanent disability as determined by the Compensation Committee, then the time restrictions on a fraction of Grantee’s outstanding Restricted Stock and right to receive Over Performance Shares will lapse and the Target Number shall be adjusted by such fraction. The numerator of such fraction with respect to the Target Number shall be the number of full calendar months that have elapsed in the Restricted Period prior to the death or disability of the Grantee and the denominator shall be the number of months in the Restricted Period. All Restricted Stock and right to receive Over Performance Shares for which the time restrictions have not lapsed as provided in this section 5 shall be forfeited and such Restricted Stock shall be automatically transferred to and reacquired by the Corporation at no cost to the Corporation. The terms of section 2. b. above and Exhibit A (including the requirement for certification by the Compensation Committee) shall continue to apply to the Restricted Stock and right to receive Over Performance Shares for which the time restrictions have lapsed as provided in this section 5 except that the Compensation Committee shall determine whether the Performance Goals have been achieved as of the end of the fiscal quarter in which the death or disability occurs subject to any adjustments deemed necessary and appropriate by the Compensation Committee in its sole discretion.

6. Termination. If the Grantee terminates the Grantee’s employment or retires or if the Corporation terminates the Grantee’s employment with or without Cause, any shares of Restricted Stock and any right to Over Performance Shares subject to a Restricted Period or a Performance Goal shall automatically be forfeited and all such Restricted Stock shall be transferred to and reacquired by the Corporation at no cost to the Corporation.

7. Change of Control. In the event of a Change in Control:

a. In the event of a Change of Control, restrictions on a fraction of Grantee’s outstanding Restricted Stock will lapse and the Target Number shall be adjusted by such fraction. The numerator of such fraction shall be the number of full calendar months that have elapsed in the Restricted Period prior to the Change in Control and the denominator shall be the number of full calendar months in the Restricted Period. All Performance Goals shall be deemed to have been achieved at the one hundred percent (100%) of the Target Number level and any Restricted Stock not previously distributed shall be distributed within 10 days after the change of control. Grantee’s right to receive Over Performance Shares will lapse. Any Restricted Stock for which the Restricted Period has not lapsed as provided in this section 7 shall be forfeited and such Restricted Stock shall be automatically transferred to and reacquired by the Corporation at no cost to Corporation.

8. Change Adjustments. The Compensation Committee shall make appropriate adjustments to give effect to adjustments made in the number of shares of the Corporation’s common stock through a merger, consolidation, recapitalization, reclassification, combination, spinoff, common stock dividend, stock split or other relevant change as the Compensation Committee deems appropriate to prevent dilution or enlargement of the rights of the Grantee. Any adjustments or substitutions pursuant to this section shall meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be final and binding upon the Grantee.

9. Compliance with Law and Regulations. The grant of shares of Restricted Stock and right to receive Over Performance Shares shall be subject to all applicable federal and state laws, the rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to register any securities pursuant to the Securities Act of 1933, as amended, or to list such shares under the Stock Exchange in which the common shares of the Corporation may then be listed, or to take any other affirmative action in order to cause the issuance or delivery of the Restricted Stock to comply with any law or regulation of any governmental authority.

10. Notice. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Corporation, Attention: Chief Financial Officer, at its office at 801 Lancaster Avenue, Bryn Mawr, PA 19010 or to the Grantee at her/his address on the records of the Corporation or at such other addresses as the Corporation, or Grantee, may designate in writing from time to time to the other party hereto.

11. Employment. Neither the action of the Corporation or the shareholders, nor any action taken by the Compensation Committee under the Plan nor any provisions of this Agreement shall be construed as giving to the Grantee the right to be retained as an employee of the Corporation.

12. Payment of Taxes. The Corporation may require, as a condition precedent to the issuance of Restricted Stock and Over Performance Shares or the release from the escrow established under section 2 above, that appropriate arrangements be made for the withholding of any applicable federal, state and local taxes of any kind required by law to be withheld with respect to any grant or any issuance or release from escrow of Restricted Shares or Over Performance Shares. The Corporation and any of its subsidiaries including, without limitation, The Bryn Mawr Trust Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including retainer or director fees) otherwise due to a Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock or dividends thereon or Over Performance Shares under the Plan, or to retain or sell, without notice, a sufficient number of the Restricted Stock or Over Performance Shares to be delivered to such Grantee to cover any such taxes, provided that the Corporation shall not sell any Restricted Stock or Over Performance Shares if such sale would be considered a sale for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

13. Incorporation by Reference. This Restricted Stock Award is granted pursuant and subject to the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. If any provision of this Agreement conflicts with any provision of the Plan in effect on the Date of Grant, the terms of the Plan shall control. This Agreement shall not be modified after the Date of Grant except by written agreement between the Corporation and the Grantee; provided, however, that such modification shall (a) not be inconsistent with the Plan, and (b) be approved by the Committee.

14. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

15. Compliance with Internal Revenue Code Section 409A. It is the intention of the parties that the Restricted Stock, Over Performance Shares and the Agreement comply with the provisions of Section 409A of the Code to the extent, if any, that such provisions are applicable to the Agreement and the Agreement will be administered by the Compensation Committee in a manner consistent with this intent. If any payments or benefits may be subject to taxation under Section 409A of the Code, Grantee agrees that the Compensation Committee may, without the consent of Grantee, modify this Agreement to the extent and in the manner that the Compensation Committee deems necessary or advisable or take any other action or actions, including an amendment or action with retroactive effect that the Compensation Committee determines is necessary or appropriate to exempt any payments or benefits from the application of Section 409A or to provide such payments or benefits in the manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.

16. Section 83(b) Election. The Grantee acknowledges that an election under Section 83(b) of the Code may be available to the Grantee for federal income tax purposes and that such election, if desired, must be made within thirty days of the date of this Agreement. The Grantee acknowledges that whether Grantee makes such election is the responsibility of the Grantee, and not the Corporation, and that the Grantee should consult the Grantee’s tax advisor with respect to the election and all other tax aspects associated with this Agreement. The Grantee may make the election as to any or all of the Restricted Stock.

17. Choice of Law. The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law provisions of any jurisdiction.

18. Interpretation. The interpretation and construction or any terms or conditions of the Plan or this Agreement by the Compensation Committee shall be final and conclusive.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer, and the Grantee has hereunto set his/her hand and seal, effective as of the Date of Grant set forth above.

BRYN MAWR BANK CORPORATION

By:	/s/ Geoffrey L. Halberstadt
Print Name:	Geoffrey L. Halberstadt
Print Title:	Secretary

/s/ Francis J. Leto
(Signature of Grantee)

Francis J. Leto
(Print Name of Grantee)

(Address of Grantee)

EXHIBIT A

TO RESTRICTED STOCK AGREEMENT DATED AS OF JANUARY 10, 2011

All of the terms and conditions of the Restricted Stock Agreement dated January 10, 2011 to which this Exhibit is attached are incorporated herein by reference.

Date of Grant:	January 10, 2011

Name of Grantee:	Francis J. Leto

Target Number:	9,000 Shares

Performance Goals

Average Annual Wealth Revenue Increase Year Over Year includes all wealth related revenue, including wealth revenue from The Bryn Mawr Trust Company, Lau Associates LLC, The Bryn Mawr Trust Company of Delaware and any companies acquired or formed by the Corporation or any of its subsidiaries related to the Wealth business.

Average of the Wealth Pretax Margin means the pretax margin as presently calculated at December 31, 2010 by the Corporation’s Finance Department and includes Trust Operations but does not include unallocated overhead.

Subjective Criteria includes effort, teamwork, leadership and vision, including (i) the strategic development of the business measured against the overall strategic plan approved by the Corporation’s Board of Directors, and (ii) the Grantee’s personal contribution to the non-wealth areas of the Corporation and its subsidiaries, including The Bryn Mawr Trust Company, as determined by the Compensation Committee.

Table

Weight	Measure	75% of Target Number	100% of Target Number	125% of Target Number	150% of Target Number
37.5%	Average Annual Wealth Revenue Percent Increase Year Over Year	9%	11%	13%	15%
37.5%	Average of the Annual Wealth Pre-tax Margin	37%	39%	41%	43%
25%	Subjective Criteria	Average	Above average	Excellent	Superior

The performance measures are independent of each other and each is weighted in accordance with the percentage set forth in the above table. In determining whether the Performance Goals have been achieved, the Compensation Committee will utilize the year end results for the years 2011, 2012 and 2013, respectively.

Illustration

If Average Wealth Revenue increased 14%, the Wealth Pre-tax margin increased 39%, and Mr. Leto’s subjective performance was superior, the following is a calculation of the number of vested shares:

Average Wealth Revenue	9,000 x .375 = 3,375 x 1.25 =	4,219
Average Wealth Pre-tax	9,000 x .375 = 3,375 x 1.00 =	3,375
Subjective Criteria	9,000 x .25 = 2,250 x 1.50 =	3,375

Total Shares		10,969